UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  May 26, 2009  (Date of earliest event reported)

THE ITALIAN OVEN, INC.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                              (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 3.03  MATERIAL MODIFICATION TO RIGHTS OF SHAREHOLDERS

           The Italian Oven, Inc. (Pink Sheets:  IOVE) advises shareholders that the new trading symbol is IOVE (formerly IOVN).  The share modification is now complete.  Company agents were in contact with officials from the Depositary Trust & Clearing Corporation on May 22, 2009, and they are acting diligently in obtaining new share certificates for shareholders that have shares in tradable form on deposit with stock brokers.  The company is informed by some shareholders that a few brokers are allowing trading of their shares, while others have not allowed trading electronically but expressed a willingness to allow trading via telephone call to their trading desk.  The decision as to whether to allow selling of shares prior to receipt of new share certificates is up to the individual stock broker.  Questions should be directed to the corporate actions or trading division of your broker if you have questions or wish to place a sell order for your stock.  However, all persons holding shares as of May 22, 2009, will receive the new shares and eventually be able to trade them.

           Shareholders holding physical stock certificates may, but do not need to, turn their shares into IOVE's stock transfer agent for exchange.  There is no deadline to do this and it is an individual decision as to whether to obtain a new certificate at this time.  You may exchange certificates by sending the old certificate, a letter requesting a new certificate, and a check for $20.00 made payable to:  Action Stock Transfer, Inc.  7069 South Highland Drive, Suite 300, Salt Lake City, UT  84121.

         IOVE's common stock is structured as follows and, pursuant to the previously announced share moratorium, will not be increased any time before November 2009:

Total number of common shares:  938,291,700
Restricted common belonging to My Pleasure Limited, United Kingdom:  500,000,000
Public float shares:  325,161,800 (held by CEDE & Company)
Certificate shares:  113,129,900 (70,546,600 restricted, 42,583,300 unrestricted)

          The company, to keep its shareholders updated as to progress with the company, established the following instant messaging accounts.  The company invites shareholders to add the accounts to their contact list to receive notice of SEC filings and press releases.

            Yahoo Messenger:  theitalianoven
            AIM:   IOVNinvestors
            ICQ:   576757259
            MECA Messenger:  italianoven
            MSN:  theitalianoven (at) live.com
            Twitter:  italianoven

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   May 26, 2009

THE ITALIAN OVEN, INC.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President